Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 14, 2020, (December 1, 2020 as to the effects of the reverse stock split described in Note 20) relating to the consolidated financial statements of Hydrofarm Holdings Group, Inc., appearing in the Prospectus dated December 9, 2020 filed with the Securities and Exchange Commission on December 11, 2020 pursuant to Rule 424(b)(4) of the Securities Act in connection with the Registration Statement No. 333-250037 of Hydrofarm Holdings Group, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

February 16, 2021